Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Neurocrine Biosciences, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated February 2, 2007 with respect to the consolidated financial statements of Neurocrine Biosciences, Inc., and Neurocrine Biosciences, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
October 29, 2007